Mayer Brown International LLP
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London EC2M 3AF

Telephone: +44 20 3130 3000
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www.mayerbrown.com
GW Pharmaceuticals plc	DX 556 London and City
114 Porton Down Science Park
Salisbury
Wiltshire
SP4 0JQ	7 May 2014

Our ref:               20456/13428626

Dear Sirs,

We act for GW Pharmaceuticals plc, a public limited company incorporated under the laws of England and Wales (the "Company"), as its legal advisers in England in connection with the registration statement of Form F-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company from time to time, of an indeterminate number of ordinary shares of £0.001 each in the Company (the "Ordinary Shares") as may from time to time be offered and sold at indeterminate prices by the Company pursuant to the Registration Statement. The Ordinary Shares are to be offered or sold in the form of American Depositary Shares (the "ADSs"). Each ADS represents 12 ordinary shares of the Company.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement filed with the Securities and Exchange Commission on 7 May 2014;

(b)	a certificate dated 6 May 2014 (the "Reference Date") signed by the company secretary of the Company (the "Officer's Certificate") relating to certain factual matters as at the Reference Date and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(i)	the certificate of incorporation, the certificates of incorporation on change of name and the memorandum and articles of association of the Company (the "Articles"); and

(ii)	minutes of a meeting of the board of directors of the Company (the "Board") held on 1 May 2014 at which it was resolved, inter alia, to approve the filing of the Registration Statement with the Securities and Exchange Commission (the "Board Resolutions"); and

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359) which is authorised and regulated by the Solicitors Regulation Authority. We operate in combination with other Mayer Brown entities with offices in the United States, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We use the term "partner" to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

(c)	an online search of the register kept by the Registrar of Companies as made public through the www.companieshouse.gov.uk website in respect of the Company on 29 April 2014 and updated on 6 May 2014 (the "Company Search") and a telephone enquiry in respect of the Company made of the Central Index of Winding up Petitions at the Companies Court at approximately 11:00 (GMT) on 30 April 2014 and updated at approximately 11:30 (GMT) on 6 May 2014.

Except as stated above, for the purpose of this opinion we have not examined any contracts or other documents entered into by or affecting the Company or its subsidiaries (the "Group") or any corporate records of the Company or the Group nor made any other enquiries concerning the Company or the Group.

In rendering the opinion expressed below we have assumed and not verified:

(a)	the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us as originals;

(b)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

(c)	that the Board Resolutions referred to above were passed at a meeting which was duly convened, constituted and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors was present throughout the meeting and voted in favour of the resolutions; and that each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors' interests or the power of interested directors to vote and to count in the quorum was or will be duly observed;

(d)	that the minutes detailing the Board Resolutions are a true, complete and accurate record of the proceedings of the relevant meeting; and that each resolution recorded in the Board Resolutions has not been and will not be amended or rescinded and remains or will remain in full force and effect;

(e)	the conformity with the original documents of all documents reviewed by us as drafts, pro formas, specimens or copies and the authenticity and completeness of all such original documents;

(f)	the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy and completeness of all statements in the Officer's Certificate;

(g)	that the Company has fully complied and will comply with its obligations under all applicable money laundering legislation;

(h)	that all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations (other than laws or regulations of England and Wales) in order to permit the performance of the actions to be carried out pursuant to the Board Resolutions have been or will be duly made or obtained and are, or will be, in full force and effect;

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(i)	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinion we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(j)	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the performance of the actions to be carried out pursuant to, or any other aspect of, the Board Resolutions;

(k)	that the information relating to the Company disclosed by our online search of the register kept by the Registrar of Companies as made public through the www.companieshouse.gov.uk website and by the telephone enquiry in respect of the Company made of the Central Index of Winding up Petitions at the Companies Court in relation to the Company was then true, complete, accurate and up-to-date and has not since then been materially altered, and that such search did not fail to disclose any material information which for any reason should have been disclosed by that search but was not so disclosed, or which had been delivered for registration but did not appear on the file in London at the time of our search, and that such telephone enquiry did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(l)	that the directors of the Company acted in accordance with ss171 to 174 Companies Act 2006 in passing the Board Resolutions; and that the actions to be carried out pursuant to the Board Resolutions by the Company and the exercise of its rights and performance of its obligations thereunder will materially benefit the Company and are in its commercial interests, and that the directors of the Company acted or will act in good faith and in the interests of the Company in approving each of the Board Resolutions and the transactions contemplated thereby;

(m)	that on each date of the allotment and issue of the Ordinary Shares (each an "Allotment Date") the Company has complied with all applicable laws to allot and issue the Shares and the Company has received such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

(n)	that the term "non-assessable", which has no recognised meaning in English law, for the purposes of this letter means that, under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issue of the Ordinary Shares, no holder of such Ordinary Shares is liable, solely because of such holder's status as a holder of such Ordinary Shares, for additional assessments or calls for further funds by the Company or any other person;

(o)	that the directors of the Company as at the time of the Allotment Dates will have been duly authorised pursuant to the articles of association of the Company as in force at the time of the Allotment Dates, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue the relevant Ordinary Shares; and

(p)	that as at the time of the Allotment Dates the allotment and issue of the relevant Ordinary Shares will not be subject to any pre-emptive or other rights of the holders of issued shares of the Company except such rights as will have been disapplied.

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Based on the foregoing, and subject to the further qualifications and limitations set forth below, provided that (i) the Registration Statement, as may be amended, has become effective under the Securities Act; (ii) an appropriate prospectus supplement with respect to the Ordinary Shares has been prepared, delivered and filed in compliance with the Securities Act and the rules and regulations thereunder; (iii) the directors of the Company, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the allotment and issue of the Ordinary Shares and related matters; (iv) the issue or sale of the Ordinary Shares does not violate the then operative articles of association of the Company; (v) the receipt by the Company of the aggregate issue price in respect of all Ordinary Shares to be issued; and (vi) valid entries to the books and registers of the Company have been made, we are of the opinion that the Ordinary Shares, when sold or issued in accordance with any duly authorised, executed and delivered purchase, underwriting or similar agreement, will be duly authorised, validly issued, fully paid and non-assessable.

It should be noted, however, that the information disclosed by such search and enquiry may not be true, accurate, complete or up-to-date. In particular:

(a)	there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(b)	there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(c)	the results of the telephone enquiry of the Central Index of Winding up Petitions at the Companies Court relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Index of Winding Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Index or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all. The response to an enquiry only relates to the period of six months prior to the date when the enquiry was made; and

(d)	in each case, further information might have become available on the relevant register after the search or enquiry was made.

This opinion relates only to English law (being for these purposes, except to the extent we make specific reference to an English law "conflict of law" (private international law) rule or principle, English domestic law on the assumption that English domestic law applies to all relevant issues) as applied by the English courts as at today's date, including the laws of the European Union to the extent having the force of law in England.

We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the Company, any document or any other matter contemplated by any document would or might affect any of the opinion set out above.

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This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law, or to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Yours faithfully

/s/ Mayer Brown International LLP

Mayer Brown International LLP

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